Exhibit 99.2

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STOCK PURCHASE AGREEMENT

Trinity Biotech PLC
IDA Business Park
Southern Cross Road
Bray, County Wicklow
Ireland

Attention: Mr. Rory Nealon

Dear Sir:

1.    Subscription. The undersigned investors (the “Investors”) hereby subscribe to purchase a number of A ordinary shares (“Shares”), par value $.0109 per share (the “A Ordinary Stock”), of Trinity Biotech plc, an Irish public limited company (the “Company”), such number of shares to be determined by dividing $8,000,000 by the average closing price of the Company’s stock for the 10 trading days prior to the effective date of the Registration Statement, as defined in Section 6(a), minus 6% of such average closing price.

2.    Acceptance of Subscription. The Investors herewith tender to the Company to an account designated in writing by the Company, payment by wire transfer payable to the Company’s escrow agent, Carter Ledyard & Milburn LLP, in the amount of $8,000,000 representing the payment in full for the Shares.

3.   Representations and Warranties of the Investors. The Investors hereby represent and warrant to the Company as follows:

     (a)   The Investors can bear the economic risk of this investment and can afford a complete loss thereof. The Investors (i) have sufficient liquid assets to pay the full purchase price for the Shares, (ii) have adequate means of providing for its current and presently foreseeable future needs, (iii) have no present need for liquidity of its investment in the Shares, and (iv) will not have an overall commitment to non-marketable investments disproportionate to its net worth.

     (b)    The Investors each qualify as an “accredited investor” as such term is defined under Rule 501 under the Securities Act of 1933, as amended (the “Act”), because such Investor meets at least one of the conditions set forth in Exhibit A hereto. If there is any question as to whether or not the subscribing Investor is an “accredited investor” the Investor should seek the independent advice of the Investor’s own counsel.

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     (c)    The Investors, and such other persons whom the Investors have found it necessary or advisable to consult, have sufficient knowledge and experience in business and financial matters to evaluate the risks of the investment and to make an informed investment decision with respect thereto.

     (d)   The Investors understand that the issuance of the shares of A Ordinary Stock has not been registered under the Act, or pursuant to the provisions of the securities or other laws of any other applicable jurisdictions. The Investors understand that the A Ordinary Stock is being issued in reliance upon the exemptions for private offerings contained in Regulation D as promulgated under the Act and upon the laws of such other applicable jurisdictions based upon the fact that this issuance of A Ordinary Stock will only be made to a limited number of investors, and acknowledges that any certificate representing shares of the A Ordinary Stock shall bear a legend to such effect. The Investors are fully aware that the reliance on such exemptions for their purchase of the A Ordinary Stock is based, in part, upon its representations, warranties and agreements hereto. As the issuance has not been registered under the Act, the Investors are fully aware that (i) they must bear the economic risk of its investment herein for the period of time which is required by the Act, and (ii) their investment in the A Ordinary Stock cannot be offered or sold unless the offering is subsequently registered under the Act or an exemption from such registration of the A Ordinary Stock issued hereunder is contemplated. The Investors understand that no federal or state agency has passed upon or made any recommendation or endorsement of the A Ordinary Stock.

     (e)   The undersigned represent that the funds provided for this investment are funds as to which the undersigned have the sole right of management.

The Investors understand the meaning and legal consequences of the foregoing representations and warranties, which are true and correct as of the date hereof and will be true and correct as of the date that their purchase of the Shares subscribed for herein has been accepted by the Company. Each such representation and warranty made by the Investors shall survive such purchase.

4.   Representations and Warranties of the Company. The Company represents and warrants to the Investors as follows:

     (a)   The Company is duly organized, validly existing and in good standing under the laws of the Republic of Ireland and has all requisite power and authority to own the properties and assets owned by it and to carry on its business as presently conducted. The Company has duly qualified and is in good standing in all jurisdictions where it is required to be so qualified.

     (b)   The Company has the power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. Such execution, delivery, performance and consummation have been duly authorized by all necessary action on the part of the Company and its shareholders. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

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     (c)   All corporate action required to be taken by the Company prior to the issuance and sale of the A Ordinary Stock has been, or prior to the closing of the sale of the A Ordinary Stock will have, been taken. The shares of A Ordinary Stock have been duly and validly authorized by proper corporate authority, have been reserved by the Company for issuance, and upon issuance by the Company upon receipt of the purchase price therefore, will be validly issued, fully paid and non-assessable and free of preemptive rights.

     (d)   No consent, license, approval, permit, authorization or notification of, or registration, declaration or filing with, any governmental authority is required to be obtained or made by the Company, and no consent or approval of any third party is required to be obtained by the Company in connection with the execution, delivery or performance of this Agreement.

     (e)   The authorized capital stock of the Company consists of (i) 75,000,000 A Ordinary Shares, $.0109 par value per share, of which 51,826,417 shares are issued and outstanding, and (ii) 700,000 B Ordinary Shares, $.0109 par value per share, all of which shares are issued and outstanding. All of the issued and outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. To the best knowledge of the Company, there are no voting trusts or other agreements or understandings with respect to the voting of the capital stock of the Company.

     (f)   The Shares will, upon issuance in accordance with the terms of this Stock Purchase Agreement, be duly authorized, validly issued, fully paid, non-assessable and free of pre-emptive rights. Upon delivery of payment for the Shares as herein provided, the Investors will acquire good and valid title thereto, free and clear of any lien or other encumbrance.

     (g)   The Company has heretofore furnished the Investors with true, correct and complete copies of the Company’s Annual Report on Form 20-F for the year ended December 31, 2002 (the “Form 20-F”), and all Reports on Form 6-K filed since December 31, 2002 (collectively the “Disclosure Documents”). The Disclosure Documents have been prepared and filed in accordance with the rules and regulations of the Securities and Exchange Commission and constitute all forms, report, schedules, statements and other documents required to be filed, by the Company with the SEC under the Securities Exchange Act of 1934. The Forms 20-F fairly summarize the business, operations, properties and management of the Company and its subsidiaries as of the dates of filing. The Disclosure Documents, as of respective dates on which such documents were filed, and the representations made by the Company herein do not and did not contain any misstatements of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

5.   Conditions to Closing.

The date on which all conditions set forth below are met is the “Closing Date”.

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     (a)   The obligations of both the parties to effect the transactions contemplated hereby shall be subject to the execution and delivery of the Asset Purchase Agreement, dated April 15, 2004, among Benen Trading Ltd., an Irish limited company, the Investors and Fitzgerald International Industries, Inc. (“Asset Purchase Agreement”) and the consummation of the transactions contemplated thereby.

     (b)   The obligations of the Investors to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by the Investors:

(i) Covenants Performed; Representations and Warranties True. The Company shall have performed and complied with the covenants and agreements contained in this Agreement required to be performed and complied with by it and the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement as though made at and as of the date of this Agreement, and shall have received a certificate to that effect signed on behalf of the Company by an authorized officer of the Company;

     (c)   The obligations of the Company to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by the Company:

(i) Covenants Performed; Representations and Warranties True. The Investors shall have performed and complied with the covenants and agreements contained in this Agreement required to be performed and complied with by them, and the representations and warranties of the Investors set forth in this Agreement shall be true and correct as of this Agreement as though made at and as of the date of this Agreement;

6.   Registration and Sale of the Shares.

     (a)    Registration. Promptly after delivery of the 2002 Financial Statements and the auditor’s consent in compliance with Section 10.10 of the Asset Purchase Agreement (the “Delivery Date”) but in no event more than 30 days after the Delivery Date (as such terms are defined in the Asset Purchase Agreement) the Company shall file with the SEC a registration statement under the Act (the “Registration Statement”), providing for the public resale of the Shares by the Investors. The Company shall use its reasonable best efforts to have such registration statement declared effective as soon as reasonably practicable.

     (b)    Sale of Shares. The Company shall notify the Investors within 2 business days after the date the Registration Statement is declared effective by the SEC (“Effectiveness Notice”). Within 5 days after the receipt of the Effectiveness Notice, the Investors may, by delivery of written notice to the Company, elect to have all, and not less than all, of their Shares sold by a broker designated by the Company (the “Designated Broker”). If the Investors exercise their right to have the Shares sold through the Designated Broker, the Designated Broker shall be obligated to sell the Shares within 90 days after the Delivery Date and the following shall apply:

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(i) If the aggregate proceeds from the sale of all of the Shares within the 90-day period after the Delivery Date is less than $8 million (the difference being the “Shortfall”), the Shortfall may, subject to Section (iv) below, be added to the bonus payments to be paid to Edward Fitzgerald and Kevin Fitzgerald under their Employment Agreements with the Employing Company (as defined in the Asset Purchase Agreement) entered into as of the Closing. The Shortfall to be paid as bonus shall be divided evenly (i.e., 50% to each) among the recipients. To the extent the Shortfall is subject to U.S. federal income tax or State income tax as ordinary income rather than long-term capital gain, the amount of any Shortfall required to be paid to the Investors under this Section 6 shall be grossed up to reflect the difference between the ordinary federal and State income tax rate and the federal and State long-term capital gains tax rate applicable to the Investors.

(ii) If the aggregate proceeds from the sale of all of the Shares is more than $8 million (the difference being the “Excess”), the Excess shall be subtracted from the bonus payments to be paid to Edward Fitzgerald and Kevin Fitzgerald under their Employment Agreements with the Company; and if the Excess is greater than the amount of such bonus payments, the Investors will pay to the Company the Excess to the extent greater than the bonus payment. Any Excess subtracted from the bonuses shall be divided evenly among the recipients.

(iii) If, as of the 30th day after the Delivery Date, the Designated Broker has (A) sold less than all of the Shares, or (B) sold Shares which result in proceeds of less than $8 million, the Investors shall be entitled to receive an additional payment equal to (A) 5% multiplied by (B) a fraction, the numerator of which is the number of days elapsed after the 30th day following the Delivery Date until the Investors receive an aggregate of $8 million from the sale of the Shares, up to a maximum of 60 days, and the denominator of which is 365, multiplied by (C) $8,000,000 less the amount received by the Investors from the sale of the Shares by the 30th day after the Delivery Date.

(iv) If, as of the 90th day after the Delivery Date, the Investors have not received an aggregate of $8 million from the sale of the Shares, the Company shall have the right to pay to the Investors, within 10 days thereafter, the amount of the Shortfall as additional Purchase Price under the Asset Purchase Agreement. If the Company exercises this right to pay the Shortfall amount, no additional bonus payments shall be payable pursuant to Section (i) above. If any of the Shares remain unsold as of the 90th day after the Delivery Date, payment of the Shortfall amount shall be made in exchange for any unsold Shares. Upon receipt of the Shortfall payment, the Investors shall deliver to the Company certificates representing the unsold Shares duly endorsed for transfer.

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(v) If, as of the 90th day after the Delivery Date, any of the Shares remain unsold and the Company does not exercise its right to pay to the Investors the Shortfall pursuant to the immediately preceding Section (iv), the Investors shall have the right to cause the Company to deliver to the Investors title and possession in and to all of the Purchased Assets (as such term is defined in the Asset Purchase Agreement) (and such Purchased Assets shall be delivered to Investors free and clear of all liens and encumbrances and in the same condition as transferred hereunder) after (i) the Investors have after the 90th day after the Delivery Date given written notice to such effect to the Company, receipt of which notice has been confirmed by the CEO or Secretary of the Company in writing or orally which confirmation will not be unreasonably withheld or delayed and (ii) the Company has not paid to the Investors the Shortfall within 5 business days after receipt of such notice; provided, however, that to effect such repurchase of the Purchased Assets, the Investors shall deliver to the Company an amount equal to the proceeds of the Shares received by the Investors and certificates representing any unsold Shares. In such event, the Investors shall have the right to retain the $8 million cash payment made pursuant to Section 1.05(a)(i) of the Asset Purchase Agreement and Company agrees to revert the measures taken pursuant to Section 10.09 of the Asset Purchase Agreement.

If the Company does not receive written notice that the Investors elect to have all of the Shares sold by the Designated Broker within five days after the Effective Date, the Investors will be deemed to have waived the right to sell the Shares through the Designated Broker and the adjustments set forth above in Section 6(b) shall not apply.

7.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.    No Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, provided, however, that each party may assign its rights, but not its obligations, hereunder, in whole or in part, to any corporation or other entity controlled by, controlling or under common control with such party, and such party or its assignee may assign their rights hereunder, in whole or in part, to any purchaser of substantially all of the assets or business of such party or such assignee. Any attempted or purported assignment by either party other than in accordance with this Section 8 shall be null and void. Nothing herein is intended to prohibit the Investors from assigning the proceeds of the sale hereunder to a third party.

9.    Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be deemed an original but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed and delivered by such party. Execution by facsimile signature shall be deemed to be, and shall have the same effect as, execution by original signature.

10.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York (without regard to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

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11.    Suits in New York. The parties agree that any action or proceeding relating in any way to this Agreement or the transactions contemplated hereby and thereby shall be brought and enforced in either the state or federal district courts for the State of New York or the Commonwealth of Massachusetts, and the parties hereby waive any objection to jurisdiction or venue in any such proceeding commenced in or removed to such courts.

12.    Notices. All notices required to be given under the terms of this Agreement or which any of the parties desires to give hereunder shall be in writing and personally delivered or sent by registered or certified mail, return receipt requested, or sent by overnight courier, or sent by fax addressed as follows:

(a)	To the Company. If to the Company addressed to:

Trinity Biotech PLC. IDA Business Park Southern Cross Road Bray, County Wicklow Ireland Fax: 011-353-1276-9883 Attn: Mr. Rory Nealon

With a copy to:

Carter Ledyard & Milburn LLP 2 Wall Street New York, New York 10005 Fax: 212-732-3232 Attn: Alan J. Bernstein, Esq.

(b)	To the Investors. If to the Investors addressed to:

Fitzgerald Industries International, Inc. 34 Junction Square Drive Concord, MA Attention: Edward G. Fitzgerald
Telecopier No.: _______________________

With a copy to:

Nutter McClennen & Fish LLP World Trade Center West 155 Seaport Boulevard Boston, MA 02210 Attention: Gene A. Blumenreich, Esq. Telecopier No.: (617) 310-9889

Any party may designate a change of address at any time by giving written notice thereof to the other parties.

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13.    Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written instrument executed by all of the parties hereto.

14.    Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but any such waiver or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or breach.

15.    Interpretation. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a governmental entity or any department or agency thereof. When used herein, the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates or permits.

16.    Entire Agreement. This Agreement, including the schedules, exhibits, documents, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of any transactions contemplated by this Agreement and supersedes all prior agreements, representations and understandings among the parties with respect thereto or with respect to the transactions contemplated hereby.

[Signatures appear on following page.]

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IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement this 15th day of April, 2004.

/s/ Kevin Fitzgerald Kevin Fitzgerald

/s/ Edward Fitzgerald Edward Fitzgerald

ACCEPTED AND AGREED TO THIS 15th DAY OF APRIL, 2004.

TRINITY BIOTECH PLC

By: /s/ Rory Nealon Name: Rory Nealon Title: Director

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EXHIBIT A

“Accredited Investors” as defined in Regulation D under the Securities Act of 1933, as amended (the “Act”), include any of the following:

1.   Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000;

2.   Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

3.   Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of the Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(d) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefits of its employees if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

4.    Any private business development company as defined in section 202(a)(22) of the Investment Advisors Act of 1940;

5.   Any organization described in section 501(d)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

6.   Any director, executive officer, or general partner of the issuer of the securities being offered, or sold, or any director, executive officer, or general partner of a general partner of that issuer;

7.   Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by sophisticated person as described in 230.506(b)(2)(ii);

8.    Any entity in which all of the equity owners are accredited investors.